Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ECHELON ACQUISITION SUB, INC.

ARTICLE I

Section 1.1 The name of the corporation is Echelon Acquisition Sub, Inc. (the “Corporation”).

ARTICLE II

Section 2.1 The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

Section 3.1 The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

ARTICLE IV

The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
Kellie Keeling	609 Main Street Houston, Texas 77002

ARTICLE V

Section 5.1 The total number of shares of stock which the Corporation shall have authority to issue one thousand (1,000) shares of common stock, each having a par value of one one-thousandth of a dollar ($0,001) (the “Common Shares”).

Section 5.2 Common Shares.

(a) Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, holders of record of Common Shares shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters submitted to a vote of stockholders of the Corporation.

(b) Dividends. Holders of Common Shares shall be entitled to receive proportionately, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, dividends payable either in cash, in property or in shares of capital stock.

(c) Liquidation, Dissolution, or Winding Up. In the event of a dissolution, liquidation or winding up of the affairs of the Corporation (“Liquidation”), holders of Common Shares shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive, after payment of all of the liabilities of the Corporation, or after money sufficient therefore shall have been set aside, all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of Common Shares held by them respectively.

ARTICLE VI

Section 6.1 Term of Directors. At each annual meeting of the stockholders, each director’s term will expire, and each director shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualify; provided that the term of office for any incumbent director shall not be shortened, but such director shall serve until the expiration of his current term or until his prior death, retirement, resignation or removal for cause. Directors may be elected to an unlimited number of successive terms.

Section 6.2 Changes. The Board of Directors, by amendment to the Corporation’s Bylaws, is expressly authorized to change the number of directors without the consent of the stockholders to any number between two or nine and to allocate such number of directors among the classes as evenly as practicable.

Section 6.3 Elections. Elections of directors need not be by written ballot unless otherwise provided in the Corporation’s By-laws.

Section 6.4 Removal of Directors. Any director may be removed for cause from office by the action of the holders of at least seventy-five percent (75%) of the then outstanding shares of the Corporation’s capital stock entitled to vote for the election of the respective director. Any director may be removed with or without cause by approval of at least sixty-six and two-thirds percent (66 2/3%) of the continuing directors (as defined in Section 10.1).

Section 6.5 Vote Required to Amend or Repeal. The affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE V; provided, however, that if at least sixty-six and two-thirds percent (66 2/3%) of the continuing directors (as defined in Section 10.1) have approved such amendment or repeal, the affirmative vote required for such amendment or repeal shall be a majority of such shares.

Section 6.6 Vacancies. Unless the Board of Directors otherwise determines, all vacancies on the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors shall be filled exclusively by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.

ARTICLE VII

Section 7.1 The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 7.2 To the fullest extent permitted by the DGCL, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Section 7.2 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Section 7.3 In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, or this Certificate of Incorporation.

ARTICLE VIII

Section 8.1 Special Meetings of Stockholders. Special meetings of the stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute or this Certificate of Incorporation, only by the chairman, vice-chairman, chief executive officer or president or by a resolution duly adopted by a majority of the members of the Board of Directors.

Section 8.2 Vote Required to Amend or Repeal. The affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE VII.

ARTICLE IX

Section 9.1 Amend or Real By-Laws. The Board of Directors is expressly empowered to adopt, amend or repeal the By-laws of the Corporation; provided, however, that any adoption, amendment or repeal of the By-laws by the Board of Directors shall require the approval of at least sixty-six and two-thirds percent (66 2/3%) of the continuing directors (as defined in Section 10.1). The stockholders shall not have the right to adopt, amend or repeal the By-laws of the Corporation.

Section 9.2 Vote Required to Amend or Repeal. The affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE VIII.

ARTICLE X

Section 10.1 The conversion of the Corporation from a business development company to a closed-end investment company or an open-end investment company, the liquidation and dissolution of the Corporation, the merger or consolidation of the Corporation with any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same provisions as described in Sections 6.1,6.4, 6.5, 6.6, 8.1, 8.2, 9.1,9.2, 10.1 and 12.1 of this Certificate of Incorporation or the amendment of any of the provisions discussed herein shall require the approval of (i) the holders of at least eighty percent (80%) of the then outstanding Common Shares of the Corporation’s capital stock, voting together as a single class, or (ii) at least (A) a majority of the “continuing directors” and (B) the holders of at least seventy- five percent (75%) of the then outstanding Common Shares of each affected class or series of the Corporation’s capital stock, voting separately as a class or series. For purposes of this Certificate of Incorporation, a “continuing director” is a director who (x) (A) has been a director of the Corporation for at least twelve (12) months and (B) is not a person or an affiliate of a person who enters into, or proposes to enter into, a business combination with the Corporation or (y) (A) is a successor to a continuing director, (B) who was appointed to the Board of Directors by at least a majority of the continuing directors and (C) is not a person or an affiliate of a person who enters into, or proposes to enter into, a business combination with the Corporation.

ARTICLE XI

Section 11.1 Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

ARTICLE XII

Section 12.1 Certain Transactions.

(a) Notwithstanding any other provision of this Certificate of Incorporation and subject to the exceptions provided in paragraph (d) of this Section, the types of transactions described in paragraph (c) of this Section shall require the affirmative vote or consent of a majority of the Directors then in office followed by the affirmative vote of the holders of not less than seventy-five percent (75%) of the Common Shares of each affected class or series outstanding, voting as separate classes or series, when a Principal Shareholder (as defined in paragraph (b) of this Section) is a party to the transaction. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of Common Shares otherwise required by law, whether now or hereafter authorized, or any agreement between the Corporation and any national securities exchange.

(b) The term “Principal Shareholder” shall mean any corporation, Person (which shall mean and include individuals, partnerships, trusts, limited liability companies, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof) or other entity which is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the outstanding Common Shares of any outstanding class or series and shall include any affiliate or associate, as such terms are defined in clause (ii) below, of a Principal Shareholder. For the purposes of this Section, in addition to the Common Shares which a corporation, Person or other entity beneficially owns directly, (a) any corporation, Person or other entity shall be deemed to be the beneficial owner of any Common Shares (i) which it has the right to acquire pursuant to any agreement or upon exercise of conversion rights or warrants, or otherwise (but excluding share options granted by the Corporation) or (ii) which are beneficially owned, directly or indirectly (including Common Shares deemed owned through application of clause (i) above), by any other corporation, Person or entity with which its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Common Shares, or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, and (b) the outstanding Common Shares shall include Common Shares deemed owned through application of clauses (i) and (ii) above but shall not include any other Common Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights or warrants, or otherwise.

(c) This Section shall apply to the following transactions:

(i) The merger or consolidation of the Corporation or any subsidiary of the Corporation with or into any Principal Shareholder.

(ii) The issuance of any securities of the Corporation to any Principal Shareholder for cash (other than pursuant to any automatic dividend reinvestment plan).

(iii) The sale, lease or exchange of all or any substantial part of the assets of the Corporation to any Principal Shareholder (except assets having an aggregate fairmarket value of less than five percent (5%) of the total assets of the Corporation, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

(iv) The sale, lease or exchange to the Corporation or any subsidiary thereof, in exchange for securities of the Corporation, of any assets of any Principal Shareholder (except assets having an aggregate fair market value of less than five percent (5%) of the total assets of the Corporation, aggregating for the purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

(d) The provisions of this Section shall not be applicable to (i) any of the transactions described in paragraph (c) of this Section if 80% of the continuing directors (as defined in Section 10.1) shall by resolution have approved a memorandum of understanding with such Principal Shareholder with respect to and substantially consistent such transaction, in which case approval by a “majority of the outstanding voting securities,” as such terms is defined in the 1940 Act, of the Corporation with each class and series of Common Shares voting together as a single class, except to the extent otherwise required by law, the 1940 Act or this Certificate of Incorporation with respect to any one or more classes or series of Common Shares, in which case the applicable proportion of such classes or series of Common Shares voting as a separate class or series, as case may be, also will be required, shall be the only vote of Shareholders required by this Section, or (ii) any such transaction with any entity of which a majority of the outstanding shares of all classes and series of a stock normally entitled to vote in elections of directors is owned of record or beneficially by the Corporation and its subsidiaries.

(e) The Board of Directors shall have the power and duty to determine for the purposes of this Section on the basis of information known to the Corporation whether (i) a corporation, person or entity beneficially owns any particular percentage of the outstanding Common Shares of any class or series, (ii) a corporation, person or entity is an “affiliate” or “associate” (as defined above) of another, (iii) the assets being acquired or leased to or by the Corporation or any subsidiary thereof constitute a substantial part of the assets of the Corporation and have an aggregate fair market value of less than five percent (5%) of the total assets of the Corporation, and (iv) the memorandum of understanding referred to in paragraph (d) hereof is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for all purposes of this Section.

ARTICLE XIII

Section 13.1 The Corporation is to have perpetual existence.

ARTICLE XIV

Section 14.1 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XV

Section 15.1 The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this ARTICLE XV shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

Section 15.2 The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this ARTICLE XV to directors and officers of the Corporation.

Section 15.3 The rights to indemnification and to the advance of expenses conferred in this ARTICLE XV shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Section 15.4 The rights to indemnification and to the advance of expenses conferred in this ARTICLE XV shall be subject to the requirements of the 1940 Act to the extent applicable.

Section 15.5 Any repeal or modification of this ARTICLE XV by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XVI

Section 16.1 The Corporation expressly elects not to be governed by Section 203(a) of Title 8 of the DGCL.

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I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 29th day of September, 2022.

By:	Kellie Keeling
Name:	Kellie Keeling
Its:	Sole Incorporator

[Signature Page to Certificate of Incorporation of Echelon Acquisition Sub, Inc. ]